Exhibit 10.9

English Translation

Equity Transfer Agreement

Transferor:	Guizhou Tongjitang Pharmaceutical Distribution Co., Ltd. (“Tongjitang Distribution”)

Transferee:	Mr. Xiaochun Wang [ID no: 510212196802201052]

Both parties hereby agree to the following, through friendly negotiations, in respect of the transfer of certain equity interests of Tongjitang Pharmaceutical:

1.	Transferor shall transfer its capital contribution of RMB2.0 million, which represented 33.33% of Guizhou Tongjitang Sliced Herbs, to Transferee for RMB2.0 million.

2.	Transferee shall pay RMB2.0 million in full to Transferor within three months after execution of this Agreement.

3.	After the transfer is completed, new shareholders of Guizhou Tongjitang Sliced Herbs (the “Company”) shall amend the original articles of association and shareholders agreement.

4.	Transferee shall assume the credit, indebtedness and other expenses of the Company that arise after the transfer to the extent of his capital contribution to the Company.

5.	Prior to the transfer, the Transferor enjoyed the rights and assumed the obligations to the extent of his capital contribution to the Company; after the transfer, Transferor shall enjoy the rights and assume the obligations of the Company to the extent of its capital contribution to the Company.

6.	This agreement shall be in triplicate with each party holding one counterpart and the third counterpart being filed with the Administration of Industry and Commerce.

Transferor: (Seal)	Guizhou Tongjitang Pharmaceutical Distribution Co., Ltd.	Transferee: /s/ Xiaochun WANG

Date: January 18, 2006		Date: January 18, 2006